Exhibit 10.1

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of April 5 2016, by and between PACHOLDER HIGH YIELD FUND, INC., a corporation that is registered under the Investment Company Act of 1940, as amended, (the “Client”) and PERSHING LLC (“Pershing”).

WHEREAS, Pershing is an SEC-registered member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Client seeks to obtain financing from Pershing, and Pershing is willing to provide such financing, on the terms and conditions provided for in this Agreement; and

WHEREAS, Client intends to pledge assets held at JPMorgan Chase Bank, N.A. (“Custodian”) to Pershing to secure performance of Client’s obligations with respect to financing obtained from Pershing hereunder and for that purpose has executed a Special Custody and Pledge Agreement (as amended, supplemented or otherwise modified from time to time, the “Special Custody and Pledge Agreement”) with Pershing and Custodian; and

WHEREAS, Pershing is required to comply with applicable laws and regulations, including the margin regulations of the Board of Governors of the Federal Reserve System, the OCC, any relevant securities exchanges, other self-regulatory associations (the “Margin Rules”) and Pershing’s internal policies; and

WHEREAS, Client and Pershing desire to establish procedures for their compliance with the Margin Rules; and

WHEREAS, Custodian acts as custodian of certain assets of Client pursuant to a contract with Client (the “Custodian Contract”) and holds such assets in an account (the “Custodial Account”) and is further prepared to act as custodian for Collateral (as defined in the Special Custody and Pledge Agreement) pursuant to the terms and conditions of the Special Custody and Pledge Agreement;

THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

FINANCING

This Agreement relates to Pershing providing financing to Client and sets forth terms and conditions under which Client may borrow funds from Pershing which shall be collateralized by assets held in a Special Custody Account (as defined in the Special Custody and Pledge Agreement) held at Custodian pursuant to the Special Custody and Pledge Agreement. Capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to such terms in the Special Custody and Pledge Agreement.

Commitment to Lend. Subject to the terms and conditions set forth in this Agreement, Pershing agrees to lend to Client and Client may borrow, repay and reborrow from time to time during the term of this Agreement, such sums as are requested by Client up to a maximum aggregate principal amount outstanding (after giving effect to all amounts outstanding and all amounts requested and subject to sufficient collateral to justify the amount) at any one time equal to US $50,000,000 (or such greater amount agreed to by Pershing). Each borrowing under this Section shall be an open commitment terminable upon 180 days’ written notice, subject to the early termination provisions contained in Sections 3.03 and 6.01 of this Agreement.

1.01 Conditions Precedent. The obligation of Pershing to make a loan hereunder is subject to the satisfaction, on the date of such loan, of the following conditions precedent:

(a).	all representations and warranties of Client contained in this Agreement or the Special Custody and Pledge Agreement shall be true and correct in all material respects;

(b).	no Event of Default (as defined below) under this Agreement or Customer Default under the Special Custody and Pledge Agreement shall have occurred and be continuing; and

(c).	unless otherwise agreed by the parties hereto, the debit balance shall be less than the amount specified in Appendix A hereto as the maximum margin debit.

1.02 Risk Factors. By applying for a margin account, Client acknowledges receipt of Pershing’s Margin Risk Disclosure Statement. Client further acknowledges that it has carefully considered all of the factors set forth in this paragraph as well as the terms set forth in this Article I and has thereupon decided that the contemplated financing is appropriate for Client.

Margin transactions involve the possibility of greater loss than transactions for which Client is not borrowing money. If the value of the securities in Client’s Special Custody Account falls, Client may be required to deposit additional assets to secure Client’s loans hereunder. Alternatively, subject to Article VI below, Pershing may sell Client’s securities to pay down or pay off such loans and at a loss or at lower prices than under other circumstances. Client remains solely liable for any deficiencies arising from such sales, except to the extent such deficiencies arise out of Pershing’s or any of Pershing’s affiliates’ gross negligence, willful misconduct, fraud, willful violation of Applicable Law (as defined below) or willful breach of this Agreement.

Client agrees to carefully consider Client’s own financial condition, tolerance for risk and investment objectives, as well as market conditions, before Client decides to use margin credit. Client acknowledges that Pershing has made available to Client certain information relating to margin and that before submitting Client’s application for a margin account, Client represents and warrants to Pershing that Client has had an opportunity to discuss with Pershing the risks associated with the use of margin and that the use of margin is consistent with Client’s investment objectives as provided to Pershing.

1.03 Special Custody Account Operation. Client agrees to maintain Adequate Performance Assurance for Client’s Special Custody Account as agreed to herein by Pershing and Client, which may exceed that required by applicable rules and regulations. Client agrees to pay, subject to the immediately succeeding sentence, on written demand in accordance with Section 7.09, and satisfy all margin and maintenance calls and pay interest charges with respect to Client’s Special Custody Account in accordance with Article II or otherwise as agreed upon in writing by Client and Pershing, provided that to the extent such charges relate to securities not covered by Article II or an agreement in writing between Client and Pershing, such charges shall be in accordance with Pershing’s usual custom. For the purposes of this section, on written demand shall mean: if such demand is made by Pershing on or prior to 10:00 a.m. New York time on a Business Day, by the close of business on such day; and if such demand is made by Pershing after 10:00 a.m. and no later than 5:00 p.m. New York time on a Business Day, by 12:00 noon New York time on the next Business Day; and if such demand is made after 5:00 p.m. New York time on a Business Day by the close of business on the next Business Day.

Pershing may, in its reasonable discretion, require Client to (a) deliver collateral to the Special Custody Account (i) to maintain margin as required by Pershing in accordance with Appendix A to this Agreement and (ii) secure Client’s performance of any obligations due to Pershing hereunder or (b) pay any amount that may become due hereunder in order to meet requests for additional deposits or “marks to market” for any transactions, including transactions involving foreign exchange and unissued securities that Client may purchase or sell.

1.04 Return of Excess Collateral. If, in the absence of an ongoing, unremedied Event of Default or termination of this Agreement, the Client delivers written notice to Pershing for the return of fully paid securities, excess margin securities or excess cash hereunder, prior to 11:00 a.m. New York time on any Business Day, then so long as there are no outstanding payments or delivery obligations of Client currently due and unpaid under any contract with Pershing, Pershing shall, by the close of business on such day, instruct the Custodian to release such assets in accordance with the terms of the Special Custody and Pledge Agreement; provided, that if Client delivers such written notice after 11:00 a.m. New York time on any Business day, Pershing shall, by 12:00 noon New York time on the next Business Day, instruct the Custodian to release such assets in accordance with the terms of the Special Custody and Pledge Agreement.

1.05 Margin Loan. The parties acknowledge that the cash loans provided hereunder are each a “margin loan” as used in the definition of “securities contract” in the United States Bankruptcy Code (11 U.S.C. Section 741).

ARTICLE II

INTEREST CHARGES DISCLOSURE STATEMENT

2.01 Interest Rates. Interest charged on any debit balances in cash accounts or credit extended in margin accounts shall be agreed to by the parties and set forth in Appendix A to this Agreement.

2.02 Interest Period. The interest period begins on the 20th of each month and ends on the 19th of the following month. Accordingly, the interest charges for the period as shown on Client’s monthly statement are based only on the daily net debit and credit balances for the interest period.

2.03 Method of Interest Computation. At the close of each interest period during which credit was extended to Client, an interest charge is computed by multiplying the average daily debit balance for that currency by the applicable schedule rate in Appendix A and by the number of days during which a debit balance was outstanding and then dividing by 360. If there has been a change in the rate agreed upon between Pershing and Client for that currency, separate computations will be made with respect to each rate of charge for the appropriate number of days at each rate during the interest period. If not paid, the interest charge for credit extended to Client’s account at the close of the interest period is added to the opening debit balance for that currency for the next interest period.

All credit and debit balances in the same currency will be combined daily and interest will be charged on the resulting average daily net debit balances for that currency for the interest period. Credit balances in one currency will not be combined or netted with debit balances in a different currency.

ARTICLE III

MODIFICATION/TERMINATION

3.01 Except as otherwise provided herein, or as otherwise required by Applicable Law or the rules of any self-regulatory organization to which Pershing is subject and are applicable to margin accounts generally, except upon delivery of 180 days’ prior written notice (the “Modification Notice Period”), Pershing may not:

(a).	modify without Client’s explicit written consent the margin levels set forth in Appendix A attached hereto;

(b).	recall any outstanding loan under this Agreement;

(c).	modify without Client’s explicit written consent the interest rate spread on loans hereunder, as set forth in Appendix A of this Agreement;

(d).	modify without Client’s explicit written consent the fees, charges or expenses in Appendix A; or

(e).	terminate or amend this Agreement.

3.02 Termination. Unless earlier terminated in accordance with this section or pursuant to Article VI hereof, this Agreement shall terminate upon 180 days’ written notice by either party.

3.03 Early Termination or Modification. Upon the occurrence of any of the following events, Pershing reserves the right to modify or terminate this Agreement after giving effect to applicable notice requirements and grace periods, if any, as noted with each event.

(a)	Modification or Termination Upon Notice:

(i)	A formal charge or indictment of fraud, misconduct, embezzlement, money laundering, insider trading, market manipulation abuse or other material illegality, or breach of regulation is made against Client, or any of its principals, executive officers or directors, that in the good faith and commercially reasonable business judgment of Pershing could materially damage the reputation of Pershing;

(ii)	Client’s net asset value (as publicly provided by Client, the “NAV”) (A) on the last Business Day of each calendar month has declined by 15% or more from Client’s NAV on the last Business Day of the immediately preceding calendar month and the NAV of Client as of the same day has declined by 10% or more as compared to the NAV of Client on January 1st of the then-current calendar year; (B) on the last Business Day of each calendar quarter has declined by 25% or more from Client’s NAV on the last Business Day of the calendar quarter immediately preceding such Business Day and the NAV of Client as of the same day has declined by 10% or more as compared to the NAV of Client on January 1st of the then-current calendar year; or (C) on the last Business Day of each calendar year has declined by 35% or more from Client’s NAV on the last Business Day in the immediately preceding calendar year; or

(iii)	Client’s Net Asset Value (defined below) on any day is less than the greater of (A) 50% of Client’s Net Asset Value on the last Business Day of the calendar month immediately preceding the date of this Agreement and (B) 50% of Client’s Net Asset Value on the last Business Day of the immediately preceding calendar year. “Net Asset Value” means, as of the relevant time of determination, an amount (expressed in United States Dollars) equal to the sum of Client’s Total Assets minus Total Liabilities (each valued at market price therefor as of such date), including any estimate thereof provided by Client pursuant to Section 3.03 (a)(vii)(4) (inclusive of redemptions and withdrawals); or

(iv)	Client suspends the calculation of its NAV or Client or its Investment Manager notifies its investors that it has suspended or intends to suspend the calculation of the NAV of Client; or

(v)	Custodian Downgrade Event. The rating assigned then to the long-term, senior unsecured and unsubordinated debt securities of Client’s Custodian by either Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereto (“S&P”) or Moody’s Investors Services, Inc., or any successor thereto (“Moody’s”) shall be below BBB+ or Baa2, respectively, or either of S&P or Moody’s shall suspend, withdraw or cease to assign a long-term, senior unsecured and unsubordinated debt securities rating to Client’s Custodian; or

(vi)	In the event the Special Custody and Pledge Agreement is terminated and Client and Pershing have not entered into a replacement Special Custody and Pledge Agreement; or

(vii)	If Client fails to deliver to Pershing any financial statements or financial information available to the Client (unless any such financial statements or financial information is publicly available) in accordance with the timing set forth below, and such failure shall continue for two (2) Business Days after written notice thereof from Pershing:

1.	Client’s annual audited financial statements within 120 days of the fiscal year end;

2.	Client’s monthly balance sheet and monthly performance within 30 days of relevant month end;

3.	Any notices or information provided to all of its investors within five (5) Business Days of the provision of such notices or information to investors; and

4.	Written or oral statement of interim Net Asset Value as of any Business Day, leverage and Client’s portfolio composition, including cash on hand, within five (5) Business Days following of a written request therefor from Pershing.

(b)	Modification Upon 15 Day’s written Notice:

(i)	Client makes or intends to make a material change to its investment strategy, policies or guidelines or to the nature of its business from that disclosed in its prospectus in effect as of the date of this Agreement and Pershing fails to consent to such material change; or

(ii)	J.P. Morgan Investment Management Inc. (the “Investment Manager”) is subject to a Change of Control. For purposes of this Section, “Change of Control” shall mean (i) the approval by the directors, shareholders or managers of Investment Manager of a plan of complete liquidation of Investment Manager or an agreement for the sale or disposition by Investment Manager of all or substantially all of its assets (other than sales of assets in the ordinary course of business and dispositions of assets to an affiliate thereof), or (ii) a change in the composition of the board of directors or managers of Investment Manager, as a result of which fewer than a majority of the directors or managers are Incumbent Directors. “Incumbent Directors” shall mean directors or managers who either (A) are directors or managers of Investment Manager as of the date hereof, or (B) are elected, or nominated for election, to the board with the affirmative votes of at least a majority of those directors or managers whose election or nomination was not in connection with any transactions described in this Agreement or in connection with an actual or threatened proxy contest relating to the election of directors or managers of Investment Manager.

3.04 Modification due to Pershing Credit Event. Notwithstanding the Modification Notice Period, if (i) Pershing’s Net Capital requirements under Rule 15c3-1 of the Securities and Exchange Act of 1934 (the “Exchange Act”) is reduced for any reason by 25% or more during any period of three months or less; (ii) the credit rating of S&P or Moody’s for The Bank of New York Mellon Corporation (“BNY Mellon”), or any other provider of committed or uncommitted funding facilities to Pershing is downgraded two (2) levels or more in any period of thirty (30) days or less or falls to or below the lowest investment grade rating of either rating agency; or (iii) Pershing becomes bankrupt, insolvent or subject to any voluntary or involuntary bankruptcy, reorganization, insolvency, receivership or similar proceeding (each, a “Pershing Credit Event”), the Modification Notice Period shall no longer be in effect and Pershing may modify or terminate this Agreement as follows. Upon the occurrence of (i) or (ii) above, Pershing may, immediately upon written notice, modify this Agreement by any and all of the following: (x) increasing the interest rate on the outstanding loan up to a maximum of one-month LIBOR plus 275 basis points, (y) reducing the Modification Notice Period to 90 days or (z) decreasing the Maximum Debit up to the greater of the average debit balance maintained by the Client with Pershing over the preceding 90 days or the debit balance on the day of such notice. Upon the occurrence of (iii) above, Pershing may modify or terminate this Agreement immediately upon notice.

Pershing shall give Client commercially reasonable written notice if Pershing’s Net Capital falls 15% during any three-month period or if BNY Mellon is downgraded one level (“Pre-Trigger Notice”); provided however, such Pre-Trigger Notice is not a condition precedent to Pershing declaring a Pershing Credit Event has occurred and failure to provide such Pre-Trigger Notice shall not prejudice or otherwise limit any of Pershing’s rights hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Client represents and warrants that:

4.01 Existence and Power. Client is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland. The Client is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business, assets, and properties requires such qualification, except where failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

4.02 Authorization; Execution and Delivery, Etc. The execution and delivery by Client of this Agreement and the Special Custody and Pledge Agreement, and the performance of its obligations hereunder and thereunder, are within its corporate powers, and have been duly authorized by all requisite corporate action by Client. This Agreement and the Special Custody and Pledge Agreement have been duly executed and delivered by Client, and constitute the legal, valid and binding obligations of Client enforceable against Client in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.03 Noncontravention. Neither the execution and delivery by Client of this Agreement, the Special Custody and Pledge Agreement nor the consummation of the transactions herein or therein contemplated,

nor compliance with the terms, conditions and provisions hereof or thereof by Client will (a) conflict with, or result in a breach of, any of its charter documents or (b) conflict with (i) any Applicable Law, (ii) any contractual restriction binding on or affecting Client or any of its assets, or (iii) any order, writ, judgment, award, injunction or decree binding on or affecting Client or any of its assets, in each case except where such conflict or breach would not reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Applicable Law” means, with respect to any person, all laws, rules, regulations or orders of any governmental authority to which such person is subject or by which such person’s property is bound. For the purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (x) the business, financial condition, operations, assets or properties of the Borrower or (y) the validity or enforceability of this Agreement or the Special Custody and Pledge Agreement or the rights and remedies of Pershing hereunder or thereunder.

4.04 Suitability. Client is an Institutional Account as defined in FINRA Rule 4512(c) and is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and shall exercise such independent judgment in connection with the purchase or sale of any security or when engaging in any investment or financing strategy.

4.05 Governmental Authorizations. Client has obtained all necessary governmental authorizations, and made all governmental filings necessary for the execution and delivery by Client of, and the performance by Client of its Obligations under, this Agreement and the Special Custody and Pledge Agreement, except where the failure would not reasonably be expected to have a Material Adverse Effect.

4.06 Regulations T, U and X. The execution, delivery and performance by Client of this Agreement and the Special Custody and Pledge Agreement and the transactions contemplated hereunder and thereunder will not violate any provision of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

4.07 Sections 17 and 18 of the Investment Company Act of 1940. The execution, delivery and performance by Client of this Agreement and the Special Custody and Pledge Agreement and the transactions contemplated hereunder and thereunder will not violate any provision of Sections 17(f) and 18 of the Investment Company Act of 1940 or the rules promulgated thereunder.

4.08 Financial Information. The statement of assets and liabilities of Client, as of December 31, 2015, and the related Statement of Operations on such date, reported on by PricewaterhouseCoopers and set forth in the financial statements dated December 31, 2015, together with the notes and schedules thereto, presents fairly, in all material respects, in conformity with generally accepted accounting principles, the financial position of Client as of such date.

4.09 Litigation. There is no action, suit, proceeding or investigation of any kind pending against, or to the knowledge of Client, threatened against or affecting, Client before any court or arbitrator or any Authority which would reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. The Client has timely filed, or caused to be filed, all material United States federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid, or made adequate provision for the payment of, all taxes due pursuant to such returns, if any, or pursuant to any assessment received by the Client, except for any taxes or assessments which are being contested in good faith or for which non-payment would not reasonably be expected to have a Material Adverse Effect.

4.11 Compliance. Client is in compliance with all Applicable Laws except where the necessity of compliance therewith is being contested in good faith or exemptive relief has been obtained therefrom and remains in effect or where noncompliance therewith would not be reasonably expected to have a Material Adverse Effect. Client is in compliance with all agreements and instruments to which it is a party or to which any of its properties may be bound, in each case where the violation thereof would be reasonably expected to have a Material Adverse Effect.

4.12 Full Disclosure. All information heretofore furnished by Client to the Pershing for purposes of or in connection with this Agreement or the Special Custody and Pledge Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified, and such information does not contain, when taken as a whole, on such date, any material misrepresentation or any omission to state therein, in light of the circumstances in which they were made, matters necessary to make the statements made therein not misleading in any material respect.

4.13 Title to Assets. Client has good and marketable title to all its material properties, assets and rights, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS

Client agrees that, so long as the Pershing provides financing hereunder or any amount payable hereunder remains unpaid:

5.01 Reserved.

5.02 Payment of Obligations. Client will pay, at or before maturity, all of Client’s material obligations, including, without limitation, tax liabilities, except where the same may be contested in good faith or for which non-payment would not reasonably be expected to have a Material Adverse Effect.

5.03 Maintenance of Insurance. Client will maintain with financially sound and reputable insurance companies, policies with respect to its assets and property and business against at least such risks and contingencies as are customary in the reasonable opinion of Client or Investment Manager in the case of registered closed-end investment companies.

5.04 Conduct of Business and Maintenance of Existence. Client will preserve and keep in full force and effect its existence as a corporation, except as permitted by Section 5.08. Client will preserve, renew and keep in full force and effect its rights, privileges and franchises necessary in the normal conduct of its business except where failure to do so would not be reasonably expected to have a Material Adverse Effect.

5.05 Compliance with Laws. Client will comply in all material respects with all Applicable Laws and requirements of any regulatory or governmental authority having jurisdiction over Client except where the necessity of compliance therewith is contested in good faith or exemptive relief has been obtained therefrom and remains in effect or where noncompliance therewith would not reasonably be expected to have a Material Adverse Effect. Client will file, or cause to be filed, all material federal and other material tax returns required by all relevant jurisdictions on or before the due dates for such returns, and will pay, or make adequate provision for the payment of, all taxes due pursuant to such returns as and when they become due, except those that are being contested in good faith by the Client or for which non-payment would not reasonably be expected to have a Material Adverse Effect.

5.06 Books and Records. Client will keep proper books of record and account in relation to its business and activities in accordance with Applicable Law.

5.07 Liens. The Client will not create, assume, incur or suffer to exist any lien on any of the Collateral except liens of Pershing created or permitted by or pursuant to this Agreement or the Special Custody and Pledge Agreement.

5.08 Consolidations, Mergers and Sales of Assets. Client will not consolidate or merge with or into any other entity, nor will Client sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other entity (in each case, whether in one transaction or a series of related transactions), except (a) a merger or consolidation where Client is the survivor and (b) Client may dispose of its assets in the ordinary course of business.

5.09 Use of Proceeds. Proceeds of the financing provided hereunder may be used to buy, carry or trade in securities or an investment contract security.

5.10 Collateral. Client will at all times place and maintain the Collateral in the custody of the Custodian subject to the provisions of the Special Custody and Pledge Agreement.

5.11 Notice. Client agrees to promptly provide Pershing with notice if any of the foregoing covenants are breached or become incorrect, untrue or false, such notice to be no more than two (2) Business Days after an authorized officer of Client becoming aware of the occurrence thereof.

ARTICLE VI

DEFAULT

6.01 If any one or more of the following events (each, an “Event of Default”) shall occur:

(a).	Client fails to satisfy any payment or delivery obligation when due (including any margin call), provided, however, if Client’s failure to pay or deliver, as required by this Agreement shall not be an Event of Default if such failure is due to a ministerial or operational error and Client had made a good faith, verifiable effort to transmit payment or delivery, as reasonably demonstrated to Pershing and such payment or delivery is made by the end of the first Business Day following the day such payment or delivery was initially due;

(b).	Reserved;

(c).	Client fails to observe or perform under any other covenant or agreement with Pershing and such failure continues for two (2) Business Days after written notice thereof from Pershing, provided such failure is able to be cured and is not already subject to a cure or notice period;

(d).	Client becomes bankrupt, insolvent or subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or similar proceeding;

(e).	Any representation, warranty, certification or statement made (or deemed made) by Client in this Agreement or the Special Custody and Pledge Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or the Special Custody and Pledge Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

(f).	Pershing’s security interest under the Special Custody and Pledge Agreement is not or ceases to be a first-priority perfected security interest in the Collateral;

then, and in every such event, regardless of whether or not the Event of Default is continuing, Pershing may by written notice to Client (i) terminate this Agreement and (ii) declare the loans hereunder (together with accrued and unpaid interest thereon) to be immediately due and payable.

6.02 Remedies. Upon the occurrence of an Event of Default or termination of this Agreement, Pershing may, upon notice to Client, and at such times and places as Pershing may reasonably determine, cancel, terminate, accelerate, liquidate and/or close-out any or all transactions and agreements hereunder between Client and Pershing, sell or otherwise transfer any securities or other property which Pershing may hold for Client or which has been pledged to Pershing by Client and apply the proceeds to the discharge of Client’s obligations, set-off, net and recoup any obligations to Client against any obligations to Pershing, exercise all rights and remedies of a secured creditor in respect of all collateral in which Pershing has a security interest under the Uniform Commercial Code (the “UCC”) (whether or not the UCC is otherwise applicable in the relevant jurisdiction), cover any open positions of Client (by buying in or borrowing securities or otherwise) and take such other actions as Pershing reasonably deems appropriate. Client shall remain liable for any deficiency, except to the extent such deficiency arises out of Pershing’s gross negligence, willful misconduct, fraud, willful violation of Applicable Law or willful breach of this Agreement, and shall promptly reimburse Pershing for any loss or expense incurred thereby, including losses sustained by reason of an inability to borrow any securities or other property sold for Client’s Account. Pershing shall transfer to the Client, in accordance with the Special Custody and Pledge Agreement any excess securities, property, collateral or proceeds remaining after all of Client’s obligations to Pershing have been satisfied. Client agrees to promptly notify Pershing upon a representative of Client gaining actual knowledge of the occurrence of an Event of Default, but the failure to provide such notice shall not prejudice Pershing’s right to determine that an Event of Default has occurred.

6.03 Waiver. Notwithstanding any other provision hereunder, if in respect of any Event of Default or the occurrence of any event under Section 3.03, Pershing receives written notice from Client requesting a waiver of such Event of Default or event under Section 3.03 and Pershing has not exercised any right or remedy in respect thereof within 30 days following receipt of such notice, then such Event of Default or event under Section 3.03 shall be deemed as not having occurred.

ARTICLE VII

MISCELLANEOUS

7.01 No Advice. Pershing makes no recommendations to purchase or sell any security or engage in any investment strategy, including the use of margin, and does not provide legal, tax, credit or accounting advice.

7.02 Conflicts with Other Agreements. In the event of a conflict between any provision of this Agreement and the Special Custody and Pledge Agreement between the parties, this Agreement shall prevail.

7.03 Confidential Information. “Confidential Information” of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the transactions contemplated hereby, including information relating to a party’s customers (which includes, without limitation, Non-Public Personal Information as that term is defined in Securities and Exchange Commission Regulation S-P), technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s prior written consent. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, parents, affiliates, subcontractors and employees to the extent such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement, in compliance with its internal policies and such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (“GLBA”), which amends the Exchange Act, as it may be amended from time to time, the regulations promulgated by the Securities and Exchange Commission thereunder or other Applicable Law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Section shall not restrict any disclosure by either party pursuant to any Applicable Law, or by order of any court, government agency or self-regulatory organization having jurisdiction (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such order) and shall not apply with respect to information which (i) is developed by the other party without violating the disclosing party’s proprietary rights; (ii) is or becomes publicly known (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties before the effective date of this Agreement; or (v) is rightfully received by a party free of any obligation of confidentiality. If the GLBA, the regulations promulgated by the Securities and Exchange Commission thereunder or other Applicable Law now or hereafter in effect impose a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Section.

Client acknowledges that the services Pershing provides hereunder involve Client access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Client, and that Client shall exercise reasonable care to protect Pershing’s interest in such trade secrets. Client agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems. Client agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by Applicable Law.

This section shall survive the termination of this Agreement.

7.04 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be subject to Section 7.10 Litigation/Arbitration as specified below.

7.05 Limitation of Liability. No party shall have any liability for any special, indirect, consequential or punitive damages relating to or arising from any system or inputting errors that results in an incorrect determination of margin requirements hereunder other than to correct such error as soon as reasonably practicable; provided that the foregoing limitation of liability shall not apply in the case of such party’s gross negligence, willful misconduct, fraud, willful breach of this Agreement or willful violation of Applicable Law. For the avoidance of doubt, correcting such error includes refunding to Client any excess margin interest charged prior to such correction.

7.06 Amendments; Waivers. Any provision of this Agreement or the Special Custody and Pledge Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Client and Pershing.

7.07 Counterparts. This Agreement may be executed in facsimile counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

7.08 Use of Name. Client and Pershing agree not to use the other party’s name for any purpose without the other party’s prior written consent, including, but not limited to, in any advertisement, publication or offering material; provided, however, that Pershing consents to Client’s stating in its offering documents and other filings with the Securities and Exchange Commission that Pershing is providing financing so long as such statement is factually accurate at the time the statement is made and it is made clear in such disclosure that Pershing has no responsibility for the preparation and accuracy of such offering documents.

7.09 Notices. Written communications and notices hereunder shall be sent by electronic mail, provided via online posting on Pershing’s website (for the avoidance of doubt either shall be considered written notification), or sent by facsimile transmission, regular mail, overnight delivery, or hand delivered as required herein or by any other means agreed to by the parties, in any such case addressed:

(a)	if to Client, to:	Pacholder High Yield Fund
270 Park Avenue, 22nd Floor
New York, NY 10017
Matthew Plastina
Fax No.: N/A
Phone No.: 1-877-217-9502
E-mail: Pacholder_Loan_Facility@jpmorgan.com

(b)	if to Pershing, to:	Pershing LLC
1 Pershing Plaza
Jersey City, NJ 07399
Attention: Peter Murphy
Fax No.: 201-395-1299
Phone No.: 201-413-2637
E-Mail: pemurphy@pershing.com

For financial information Client shall provide and additional copy to:

Attention: Credit and Risk Department
Fax No.: 201-434-3243
Email: PershingCreditRiskReporting@pershing.com

Each such notice, request, consent or other communication shall be effective (a) if given by facsimile, transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by overnight delivery, hand delivery, electronic mail or any other means, when delivered at the address specified in this Section. For the avoidance of doubt, e-mail notice and facsimile transmission (for example, notice of a margin call) is effective upon transmission to the relevant address above.

7.10 Litigation/Arbitration. Client agrees that any all controversies that may arise between Client and Pershing, including, but no limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Client’s Accounts or the construction, performance or breach of this Agreement between Client and Pershing shall be settled by means of either arbitration or litigation in accordance with the following procedures, unless the parties agree to other procedures in writing which supersedes this provision.

(a)	Dispute Resolution Mechanism. All disputes shall be resolved by arbitration pursuant to the procedures set forth in the subparagraph (b) below unless Client shall elect that a dispute be solved by litigation, in which case the dispute shall be resolved by litigation pursuant to the procedures set forth in subparagraph (c) below. Client shall make such election either (i) by instituting litigation if neither party has already commenced arbitration proceedings, or (ii) by electing to proceed by litigation in writing by registered mail addressed to Pershing at its main office within thirty (30) days of notification that Pershing has taken the first step in the commencement of arbitration proceedings.

(b)	Arbitration. This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, the parties agree as follows:

(1) All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(2) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(3) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(4) The arbitrators do not have to explain the reason(s) for their award.

(5) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Client is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(6) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(7) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Subject to Section 7.10(a) above, any controversy between Pershing (and any of Pershing’s affiliates also involved in such controversy) or any of its or their partners, officers, managing directors, directors or employees on the one hand, and Client or Client’s agents on the other hand, arising out of or relating to this Agreement, the transactions contemplated hereby or the accounts established hereunder, shall be settled by arbitration. The arbitration will be conducted before The Financial

Industry Regulatory Authority Dispute Resolution (“FINRA-DR”). If FINRA-DR should decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration nor seek to enforce any pro-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Client is excluded from the class by the court.

(c)	Litigation. Any litigation commenced pursuant to this subparagraph must be instituted in the United States Court for the Southern District of New York, or in the event such court lacks subject matter jurisdiction, the New York Supreme Court for the County of New York. Customer expressly consents to personal jurisdiction in New York for purposes of such litigation. Any right to trial by jury with respect to any claim or action is hereby waived by all parties to this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PACHOLDER HIGH YIELD FUND

By:	/s/ Laura Del Prato
Name:	Laura Del Prato
Title:	Treasurer

PERSHING LLC

By:	/s/ Peter R. Murphy
Name:	Peter R. Murphy
Title:	Managing Director

APPENDIX A

PACHOLDER HIGH YIELD FUND

Interest Rate:	One-month LIBOR offered rate plus 75 bps

Margin Requirements:
	US Corporate Investment Grade Bonds	25%
	US Corporate High Yield Bonds >$70	40%
	US Corporate High Yield Bonds < $70	100%
	Loans/Collateralized Mortgage Obligations	100%

Margin Eligibility:

Margin release for all other asset classes or other collateral to be determined on a case by case basis.

Securities eligible for margin shall be those defined under Regulation T of the Federal Reserve Board and FINRA Rule 4210, provided however that, margin shall not be extended against any security position not capable, in Pershing’s commercially reasonable discretion (the reasonableness of any determination by Pershing shall, in part, be based upon any information supplied to Pershing by Investment Manager), of being liquidated measured against three (3) trading days; or any 144A security restricted from sale within thirty (30) days.

Diversification:	Subject to the final sentence of this Diversification definition, the Margin Requirements specified above shall remain in effect provided the Special Custody Account maintains a diversified group of securities wherein the securities of any single issue do not account for more than 5% of the gross market value of all securities pledged in the Special Custody Account, the securities of any single issuer, including the sovereign debt of a single country, do not account for more than 10% of the gross market value of all securities pledged in the Special Custody Account, and the securities of any single state, sector or non-US country (inclusive of sovereign and corporate debt) do not account for more than 20% of the gross market value of all securities pledged in the Special Custody Account. In addition, the amount of a security should not account for more than 10% of the total outstanding issue size of that security. Sub-IG bonds rated CCC or below (including non-rated bonds) that account for more than 25% of the corporate bond gross market value of securities pledged in the Special Custody Account will be held at 60% margin requirement if rated and 100% if not rated. If at any time the Special Custody Account fails to satisfy the Diversification conditions set forth above, Client shall remedy such failure within two (2) trading days after receipt of written notice of such failure. If, immediately following such two-trading-day cure period, the Diversification conditions remain unsatisfied, the Margin Requirements specified above shall no longer remain in effect.

Maximum Debit:	Client will not exceed the margin debit limit of US $50 million without the mutual agreement of both parties.

Minimum Balance Fee:	If Client’s aggregate principal amount outstanding is not at least 80% of the Maximum Debit for the previous thirty (30) days as of the first day of the interest period, as described in Section 2.02, then Client shall be charged on the difference between 80% and the aggregate principal amount at One-month LIBOR plus 60 bps.

Fees and Charges:	There are no other fees or charges currently contemplated in connection with this Agreement other than those outlined in Appendix A. To the extent any fees and/or charges arise, the parties agree to negotiate in good faith and a commercially reasonable fashion to determine such fees and/or charges. To the extent fees or charges may arise in connection with services not provided under this Agreement, such fees and charges will be covered under an agreement related to those services.